UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2014

LEIDOS HOLDINGS, INC.

LEIDOS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-33072 000-12771	20-3562868 95-3630868
(State or other Jurisdiction of Incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

11951 Freedom Drive, Reston, Virginia	20190
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (571) 526-6000

N/A

(Former names or former addresses if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On March 31, 2014, Leidos Holdings, Inc. (the “Company”) entered into an accelerated stock repurchase agreement (the “ASR Agreement”) with Citibank, N.A. (“Citibank”) under which the Company will repurchase shares of its common stock with an aggregate value of approximately $200 million. The Company will acquire these common shares as part of its existing share repurchase authorization.

Under the ASR Agreement, the Company will pay an initial purchase price of $200 million to Citibank on April 1, 2014. Shares will be delivered to the Company over the term of the ASR Agreement. The total number of shares to ultimately be purchased by the Company under the ASR Agreement will generally be based on the average of the daily volume weighted average prices of the Company’s common stock during the term of the Agreement. Upon final settlement of the ASR Agreement, the Company may be entitled to receive additional shares of the Company’s common stock from Citibank or, under certain circumstances specified in the ASR Agreement, the Company may be required to deliver shares or make a cash payment, at its option, to Citibank. The ASR Agreement is scheduled to expire in approximately three months, but may conclude earlier at Citibank’s option, and may be terminated early upon the occurrence of certain events.

A copy of the press release announcing the ASR Agreement is furnished with this report as Exhibit 99.1. The information contained in this report, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (Exchange Act), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1     Press Release dated April 1, 2014 issued by Leidos Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEIDOS HOLDINGS, INC.

By:	/s/ Raymond L. Veldman
Name:	Raymond L. Veldman
Title:	Senior Vice President, Secretary and Deputy General Counsel

LEIDOS, INC.

By:	/s/ Raymond L. Veldman
Name:	Raymond L. Veldman
Title:	Senior Vice President, Secretary and Deputy General Counsel

Dated: April 1, 2014